Exhibit 4.18

SPOUSAL CONSENT

I, Rong Chen, am the lawful spouse of Gang Wu. hereby consent unconditionally that a certain percentage of the shares in Beijing Luckin Coffee Technology Ltd. (“Luckin Tech”) that is held by and registered in the name of my spouse, Gang Wu, will be disposed of pursuant to the arrangements under the contractual agreements (including the Master Exclusive Service Agreement, the Business Cooperation Agreement, the Proxy Agreement and Power of Attorney, the Exclusive Option Agreement and the Share Pledge Agreement, which were executed by my spouse on June 16, 2022 ) (the “Contractual Agreements”).

I further undertake not to take any action with the intent to interfere with the above arrangements, including making any claim that such shares constitute property or community property between myself and my spouse which will give rise to hindrance over the performance by my spouse of his/her obligation under the Contractual Agreements. I hereby waive unconditionally and irrevocably any rights or entitlements whatsoever to such shares that may be granted to me according to any applicable laws.

I hereby further confirm that Gang Wu can perform the Contractual Agreements and further amend or terminate the Contractual Agreements absent authorization or consent from me and I have not participated and will not participate in the management and operation of Luckin Tech.  I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Contractual Agreements (as amended from time to time).  I hereby agree and undertake that if I obtain any shares of Luckin Tech which are held by Gang Wu for any reasons, I shall be bound by the Contractual Agreements (as amended from time to time) and comply with the obligations thereunder as a shareholder of Luckin Tech.  For this purpose, upon the Luckin Coffee (Beijing) Limited’s request, I shall sign a series of written documents in substantially the same format and content as the Contractual Agreements (as amended from time to time).

I further confirm, represent and guarantee that none of I, my successor, guardian, creditor or any other person that may be entitled to assume rights and interests in the shares of Beijing Luckin Coffee Technology Ltd. held by my spouse upon his/her death, incapacity, divorce or any circumstances that may affect his/her ability to exercise his/her shareholder’s rights in Luckin Tech will, in any manner and under any circumstances, carry out any act that may affect or hinder the fulfillment of my spouse’s obligations under each of the Contractual Agreements.

Rong Chen

/s/ Rong Chen

Date: June 16, 2022